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                                                               EXHIBIT 8.2

                          HOGAN & HARTSON L.L.P.

                             COLUMBIA SQUARE

                          555 13TH STREET, N.W.

                           WASHINGTON, DC 20004

                            NOVEMBER 20, 1998

HMC Merger Corporation
Host Marriott, L.P.
10400 Fernwood Road
Bethesda, MD 20817

Ladies and Gentlemen:

  We have acted as tax counsel to HMC Merger Corporation, a Maryland corporation ("Host REIT"), Host Marriott Corporation, a Delaware corporation ("Host"), and Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), in connection with the following series of related transactions (which collectively are referred to as the "REIT Conversion"), each of which is described more fully in the Prospectus/Consent Solicitation Statement which is part of the Registration Statement filed with the Securities and Exchange Commission by the Operating Partnership and Host REIT on Form S-4 (File No. 333-55807) and which includes the Supplement for each Partnership (as defined in (i) below) attached thereto (the "Consent Solicitation") and in the Proxy Statement/Prospectus which is part of the Registration Statement filed with the Securities and Exchange Commission by Host REIT on Form S-4 (File No. 333-64793) (the "Prospectus"):

    (i) the contribution of the following assets by Host and its subsidiaries to the Operating Partnership, in exchange for a number of units of limited partnership interest ("OP Units") and units of general partnership interest of the Operating Partnership equal to the number of shares of Host common stock outstanding at the time of the REIT Conversion, preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion, and the assumption of certain liabilities of Host and its subsidiaries: (a) its wholly owned full-service hotel assets; (b) its interests in Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs"); Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership ("Chicago Suites"); and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP") (collectively, the "Partnerships"); (c) its interests in partnerships (other than the Partnerships) or limited liability companies that own one or more full-service hotels and are not wholly owned by Host or one of its subsidiaries (the "Private Partnerships" and together with the Partnerships, the "Hotel Partnerships"); and (d) certain other businesses and assets (excluding that portion of its shares of common stock of Crestline Capital Corporation, a Delaware corporation ("Crestline"), that Host will distribute to its existing shareholders, the common stock of Crestline that Host or Host REIT will distribute to the Blackstone Entities (as defined in (v) below) and the cash or other consideration that Host or Host REIT will distribute to Host's or Host REIT's shareholders, and certain other de minimis assets);

    (ii) the recently completed refinancing and amendment of the debt securities and certain credit facilities of Host;

    (iii) the proposed mergers of subsidiaries of the Operating Partnership (the "Merger Partnerships") into the Partnerships, in which mergers the Partnerships will be the surviving entities (the "Mergers");

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    (iv) the acquisition (whether by merger or otherwise) by the Operating
  Partnership of certain Private Partnerships or interests therein;

    (v) the acquisition by the Operating Partnership of ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for the assumption or repayment of debt, OP Units and shares of capital stock of Crestline, and cash (the "Blackstone Acquisition");

    (vi) the creation and capitalization of the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership (the "Non-Controlled Subsidiaries"), with all of the voting stock, representing 5% of the economic interest, to be owned by the Host Marriott Statutory Employee/Charitable Trust, the beneficiaries of which will be certain employees of Host REIT, and a designated public charity, and possibly other outside investors (the "Host Employee/Charitable Trust");

    (vii) the distribution by Host of Crestline common stock to Host's shareholders and by Host or Host REIT of cash or other consideration to Host's or Host REIT's shareholders;

    (viii) the merger of Host into Host REIT;

    (ix) the leasing of the hotels in which the Operating Partnership has a direct or indirect interest (the "Hotels") to subsidiaries of Crestline; and

    (x) the related transactions described in the Consent Solicitation and the Prospectus and the other steps necessary or desirable to complete the REIT Conversion.

  In connection with the REIT Conversion, we have been asked to provide you with the opinions on certain federal income tax matters set forth in this letter. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Consent Solicitation.

BASES FOR OPINIONS

  The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the probable outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

  In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following: (1) the Consent Solicitation and the Prospectus; (2) the form of Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, proposed to be entered into at or about the time of the Mergers; (3) the form of the Articles of Amendment and Restatement of Articles of Incorporation of Host REIT and the Bylaws of Host REIT dated September 28, 1998; (4) the form of Articles of Incorporation of Crestline and the form of Bylaws of Crestline; (5) the partnership agreements (or form thereof), each as

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amended to the date hereof and as proposed to be amended in connection with the REIT Conversion, of each Partnership, each Merger Partnership and each Private Partnership that will remain in existence after the REIT Conversion;
(6) the form of agreement of merger relating to the Mergers (including various exhibits thereto) by and among Host REIT, the Operating Partnership, a Partnership, and its corresponding Merger Partnership, as amended to the date hereof; (7) each contribution agreement (or form thereof) relating to the acquisition by the Operating Partnership of the non-Host interests in the Private Partnerships; (8) the contribution agreement relating to the Blackstone Acquisition, dated as of April 16, 1998, as amended, and the form of the contribution agreement relating to the acquisition by the Operating Partnership of Host's assets; (9) the form of lease pursuant to which the Operating Partnership, its subsidiaries and its controlled partnerships will lease virtually all of the Hotels to the Lessees and the term sheets regarding each such lease setting forth the rental provisions of each such lease (the "Leases"); (10) the form of organizational documents relating to the formation and capitalization of the Host Employee/Charitable Trust; and (11) any other documents as we deem necessary or appropriate. The opinions set forth in this letter also are premised on certain written factual representations of Host REIT, Host and the Operating Partnership contained in a letter to us dated as of this date, regarding the organization, ownership and operations (including the income, assets, businesses, liabilities, properties and accumulated undistributed earnings and profits) of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, and Crestline and the Lessees following the REIT Conversion (the "Representation Letter").

  For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Consent Solicitation, the Prospectus and the Representation Letter. We consequently have relied upon representations in the Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein, or other assumptions set forth herein.

  In this regard, we have assumed with your consent the following: (i) that all of the representations and statements set forth in the documents that we reviewed (including the Representation Letter) are true and correct and will be true and correct at the time of the Mergers, that any representation or statement made as a belief or made "to the knowledge of" or similarly qualified is correct and accurate without such qualification, and that all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, the authenticity of the originals from which any copies were made and that any documents as to which we have reviewed only a form will be duly executed at the time of the Mergers without changes from the form reviewed by us; (iii) that each of Host REIT, the Operating Partnership, the Hotel Partnerships, Crestline, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, the Lessees, and the Subsidiary Partnerships have been (where applicable) and will continue to be operated in the manner described in the relevant partnership agreement, limited liability company operating agreement, articles of incorporation, or other organizational documents and in the Consent Solicitation and the Prospectus; (iv) that each of Host REIT, the Operating Partnership, the Hotel Partnerships, Crestline, the Non-Controlled Subsidiaries, the Host Employee/Charitable Trust, the Lessees, and the Subsidiary Partnerships will be duly incorporated or organized and validly existing under the laws of the state in which it was created at the time of the REIT Conversion; (v) as represented by Host REIT and the Operating Partnership, that each of the Leases will be enforced in accordance with its terms, and that each of the lessors and the Lessees will act at all times in accordance with the terms thereof; (vi) as represented by Host REIT and the Operating Partnership, that there will be no agreements or understandings between Host REIT or the Operating Partnership, on the one hand, and the Host Employee/Charitable
Trust, which owns 100% of the voting stock of each Non-Controlled Subsidiary, or any of the Non-Controlled Subsidiaries themselves, on the other hand, that are inconsistent with the Host Employee/Charitable Trust being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of each of the Non-Controlled Subsidiaries; and (vii) as represented by Host REIT and the Operating Partnership, no member of the Marriott family, or any entity in which any member of the Marriott family owns an interest, nor any other shareholder of Host REIT will own (determined by taking into account
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the attribution rules under Section 318(a) of the Code, as modified by Section
856(d)(5) of the Code) at the time of the REIT Conversion or at any time thereafter more than 9.8% by value of Host REIT. Any variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Consent Solicitation, the Prospectus and the Representation Letter) may adversely affect the conclusions stated herein.

OPINIONS

  Based upon, subject to, and limited by the assumptions and qualifications set forth herein (including those set forth below), and subject to the condition that the REIT Conversion be completed in the manner set forth in the Consent Solicitation and the Prospectus, we are of the opinion that:

    1. Host REIT, beginning with its first taxable year commencing after consummation of the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    2. The Leases will be respected as leases for federal income tax purposes.

    3. If the Operating Partnership were a "publicly traded partnership" within the meaning of Section 7704 of the Code because OP Units were readily tradable on the substantial equivalent of a secondary market after the Mergers and the REIT Conversion, it would qualify as a partnership for federal income tax purposes because, based upon factual representations made by Host, Host REIT and the Operating Partnership as to the proposed method of operation of the Operating Partnership after the Mergers and the REIT Conversion, at least ninety percent (90%) of its income will consist of "qualifying income," as defined in Section 7704(d) of the Code.

                                   * * * * *

  Host REIT's ability to qualify as a REIT will depend in particular upon whether each of the Leases is respected as a lease for federal income tax purposes. If any one of such Leases is not respected as a lease for federal income tax purposes, the Company likely will fail to qualify as a REIT. The determination of whether a lease is a lease for federal income tax purposes is highly dependent on specific facts and circumstances. In addition, the rental provisions of the Leases and the other terms thereof must conform with normal business practice and not be used as a means to base the rent paid on the income or profits of the Lessees. In delivering the opinion set forth above that each of the Leases will be respected as a lease for federal income tax purposes, and the opinion set forth above that Host REIT's proposed method of operation (as described in the Representation Letter) should enable Host REIT to meet the requirements for qualification and taxation as a REIT for its first taxable year commencing following consummation of the REIT Conversion and subsequent taxable years, we expressly rely upon, among other things, Host REIT's representations as to various factual matters with respect to the Leases, including representations as to the commercial reasonableness of the economic and other terms of the Leases, the intent and economic expectations of the parties to the Leases, the allocation of various economic risks between the parties to the Leases, taking into account all surrounding facts and circumstances, the conformity of the rental provisions and other terms of the Leases with normal business practice, and the conclusion that such terms are not being used as a means to base the rent paid on the income or profits of the Lessees. We express no opinion as to any of the economic terms of the Leases, the commercial reasonableness thereof, or whether the actual economic relationships created thereby are such that the Leases will be respected for federal income tax purposes or whether the rental and other terms of the Leases conform with normal business practice (and are not being used as a means to base the rent paid on the income or profits of the Lessees).

  Host REIT's ability to qualify as a REIT also will depend upon Host REIT not having at the close of its first taxable year for which its REIT election is effective any "earnings and profits" accumulated in any prior taxable year of Host REIT, Host, or any of its predecessors or subsidiaries (which would be based on the
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consolidated earnings and profits of Host (including each of its predecessors)
accumulated from 1929, the first year that the predecessor of Host was a "C" corporation, through and including Host's 1998 taxable year). The calculation of "earnings and profits" depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. Host and Host REIT have represented to us for purposes of our opinion that Host REIT will have distributed by the close of its first taxable year for which its REIT election is effective any "earnings and profits" accumulated in any prior taxable year of Host REIT, Host, or any of its predecessors or subsidiaries. There can be no assurance, however, that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable income, which could result in Host REIT being considered to have undistributed "earnings and profits" at the close of its first taxable year for which its REIT election is effective, in which event Host REIT would not qualify as a REIT for such year. We express no opinion as to Host's current and accumulated "earnings and profits" or whether Host REIT will be considered to have undistributed "earnings and profits" at the close of its first taxable year for which its REIT election is effective.

  Host REIT's qualification and taxation as a REIT depend upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code and described in the Consent Solicitation and the Prospectus. We have relied upon representations of Host REIT and the Operating Partnership with respect to these matters (including those set forth in the Representation Letter and in the Consent Solicitation and the Prospectus) and will not review Host REIT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Host REIT's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

  For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues in the Section of the Consent Solicitation under the heading "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Mergers" and in the Section of the Prospectus under the heading "Federal Income Tax Consequences--Federal Income Taxation of Host REIT Following the Merger."

  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.

  This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax consequences that may result from the REIT Conversion or any other transaction undertaken in connection therewith. This opinion letter has been prepared for your use in connection with the Consent Solicitation, the Prospectus and the REIT Conversion and should not be quoted in whole or in part or otherwise be referred to, or filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We do, however, consent to the references to this opinion letter and to Hogan & Hartson L.L.P. under the captions, "Legal Matters" and "Federal Income Tax Consequences," in the Consent Solicitation and the Prospectus (and under the caption, "Federal Income Tax Consequences," in the Supplements) and to the inclusion of (i) this opinion letter as an exhibit to the Prospectus and (ii) the form of this opinion letter as an exhibit to the Consent Solicitation. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ Hogan & Hartson L.L.P.

                                          Hogan & Hartson L.L.P.